                                                                 EXHIBIT 4.8

                      FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of June 30, 1998 (the "Amendment"), is entered into between TELTREND INC., a Delaware corporation ("Borrower"), and LASALLE NATIONAL BANK, a national banking association ("Lender").

                                R E C I T A L S:

     A. Borrower and Lender entered into that certain Credit Agreement, dated as of June 14, 1995 (the "Credit Agreement").

     B. Borrower has requested that Lender enter into this Amendment in order to extend the "Revolving Credit Termination Date" (as defined in the Credit Agreement) and make certain other amendments to the Credit Agreement as provided herein.

     C. Capitalized terms used herein and not otherwise defined shall have the meanings provided for in the Credit Agreement.

     D. In consideration of the mutual agreements contained herein the parties hereto agree as follows:

1.   AMENDMENT

     Upon satisfaction of the conditions set forth in Section 2 hereof, the Credit Agreement is amended as follows:

     1.1 Section 1 of the Credit Agreement is hereby amended by restating the definition of "Applicable Revolving Credit Loan Margin" in its entirety to read as follows:

          ""APPLICABLE REVOLVING CREDIT LOAN MARGIN" shall mean (i) with respect to the unpaid principal amount of the Revolving Credit Loan bearing interest at the Prime Rate, zero percent (0%); and (ii) with respect to the unpaid principal amount of the Revolving Credit Loan bearing interest at the LIBOR Rate, one and three-quarters percent (1.75%). "

     1.2 Section 1 of the Credit Agreement is hereby amended by deleting in their entirety the definitions of "Borrowing Base", "Borrowing Base Certificate", "Eligible Accounts Receivable" and "Eligible Inventory".

     1.3 Section 1 of the Credit Agreement is hereby amended by restating the definition of "Revolving Credit Availability" in its entirety to read as follows:

          ""REVOLVING CREDIT AVAILABILITY" shall mean the positive difference, if any, between (i) the Maximum Revolving Credit Loan, and (ii) the sum of the aggregate principal amounts outstanding in respect of the Revolving Credit Loan plus the outstanding Letter of Credit Obligations."

     1.4 Section 1 of the Credit Agreement is hereby amended by restating the definition of "Revolving Credit Termination Date" in its entirety to read as follows:

          ""REVOLVING CREDIT TERMINATION DATE" shall mean the earliest of (i) July 31, 2001, (ii) the date of termination of this facility with respect to further Revolving Credit Advances and Letter of Credit Obligations pursuant to Section 8 hereof, and (iii) the date of termination of this facility with respect to further Revolving Credit Advances and Letter of Credit Obligations pursuant to Section 9.2 hereof."

     1.5 The Credit Agreement is hereby amended by restating Section 2.1(a) thereof in its entirety to read as follows:

          "(a) Upon and subject to the terms and conditions hereof, Lender agrees to make available, from time to time, on and after the initial Closing Date and until the Revolving Credit Termination Date, for Borrower's use and upon the request of Borrower therefor, advances (each, a "Revolving Credit Advance") in an aggregate amount outstanding which shall not at any given time exceed the positive remainder of (x) the Maximum Revolving Credit Loan, minus (y) the outstanding Letter of Credit Obligations. Subject to the provisions of Section 8 and Section 9.2 hereof and until all amounts outstanding in respect of the Revolving Credit Loan shall become due and payable on the Revolving Credit Termination Date, Borrower may from time to time borrow, repay and reborrow under this
     Section 2.l(a)."

     1.6 The Credit Agreement is hereby amended by deleting the last sentence of Section 2.1(c) thereof in its entirety.

     1.7 The Credit Agreement is hereby amended by restating Section 2.2(a) thereof in its entirety to read as follows:

     "(a) Lender agrees, subject to the terms and conditions hereinafter set forth, to incur, from time to time on written request of Borrower, Letter of Credit Obligations in respect of Letters of Credit; provided, however, that the amount of all Letter of Credit Obligations incurred by Lender pursuant to this Section 2.2(a) outstanding at any one time (whether or not then due and payable) shall not exceed $3,000,000; and provided further, however, that (A) no such Letter of Credit shall have an expiry date which is more than one year following the date of issuance thereof,
     (B) no such Letter of Credit shall have an expiry date which is later than 250 days following the Revolving Credit Termination Date, and (C) the amount of such Letter of Credit shall not exceed the Revolving Credit Availability at the time of the requested issuance of such Letter of Credit. At the time of each request by Borrower that a Letter of Credit be issued, Borrower shall execute and deliver to Lender an application for such Letter of Credit in the form customarily prescribed by Lender to issue Letters of Credit (the "Applications"). This Agreement supersedes any terms of the Applications which are irrevocably inconsistent with the terms hereof."

     1.8 The Credit Agreement is hereby amended by restating Section 2.2(d) in its entirety to read as follows:

         "(d) In the event that Lender shall incur any Letter of Credit Obligations pursuant hereto at the request or on behalf of Borrower hereunder, Borrower agrees to pay to Lender, as compensation to Lender for such Letter of Credit Obligation, (i) all costs and expenses incurred by Lender on account of such Letter of Credit Obligation, (ii) commencing with the date on which any Letter of Credit Obligation is incurred by Lender with respect to a standby Letter of Credit and quarterly thereafter for each period during which such Letter of Credit Obligation shall remain outstanding, a fee in the amount equal to 1% per annum of the maximum amount available from time to time to be drawn under each standby Letter of Credit, calculated on the basis of a 360-day year and the actual number of days elapsed and (iii) with respect to each commercial Letter of Credit, fees in the amounts and payable on the dates from time to time announced by Lender as being applicable thereto. In addition, Borrower agrees to pay to Lender, on demand and for its own account, such other customary administrative fees, charges and expenses of Lender in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of any such Letters of Credit or otherwise payable pursuant to the application and related documentation under which any such Letter of Credit is issued."

     l.9 The Credit Agreement is hereby amended by restating Section 2.3 thereof in its entirety to read as follows:

          "2.3 MANDATORY PREPAYMENTS. In the event that the sum of the outstanding balance of the Revolving Credit Loan plus the outstanding Letter of Credit Obligations, shall, at any time, exceed the Maximum Revolving Credit Loan, as determined from time to time by Lender in accordance with the provisions of this Agreement, Borrower shall, upon demand, after notice of such determination by Lender, repay the Revolving Credit Loan in the amount of such excess."

     1.10 The Credit Agreement is hereby amended by restating the last sentence of Section 2.6(a) in its entirety to read as follows:

     "Borrower shall select LIBOR Rate Interest Periods with respect to LIBOR Rate Advances so that the last day of each LIBOR Rate Interest Period is prior to July 31, 2001."

     1.11 The Credit Agreement is hereby amended by restating Section 3.7(c) thereof in its entirety to read as follows:

          "(c) The sum of the aggregate unpaid principal amount of the Revolving Credit Loan plus the outstanding Letter of Credit Obligations, after giving effect to such Revolving Credit Advance or the issuance of such Letter of Credit, shall not exceed the Maximum Revolving Credit Loan."

     1.12 The Credit Agreement is hereby amended by deleting Section 5.1(d) thereof and inserting the following in its stead:

          "(d) Within 55 days after the end of each Fiscal Quarter, a copy of Borrower's Form 10-Q as filed with the Commission and within 100 days after the close of each Fiscal Year, a copy of Borrower's Form 10-K as filed with the Commission."

     1.13 The Credit Agreement is hereby amended by deleting Section 6.3(b) thereof and inserting the following in its stead:

          "(b) Intentionally Omitted."

     1.14 The Credit Agreement is hereby amended by restating Sections 6.3(c) and 6.3(d) thereof in their entirety to read as follows:

          "(c) at all times, a Consolidated Leverage Ratio equal to or less than 1.25 to 1.0.

          "(d) at all times, a Consolidated Current Ratio equal to or greater than 2.0 to 1.0."

     1.15 Section 6 of the Credit Agreement is hereby amended by adding the following as Section 6.16 thereof:

          "6.16 YEAR 2000. Borrower and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by Borrower and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and have made related appropriate inquiry of material suppliers and vendors. Based on such review and program, Borrower believes that the "Year 2000 Problem" will not have a Material Adverse Effect on Borrower. From time to time, at the request of Lender, Borrower and its Subsidiaries shall provide to Lender such updated information or documentation as is requested regarding the status of their efforts to address the Year 2000 Problem."

     1.16 The Credit Agreement is hereby amended, effective as of the beginning of Borrower's 1999 Fiscal Year, by restating Section 7.1 thereof in its entirety to read as follows:

          "7.1 MERGERS, ETC. Neither Borrower nor any Subsidiary of Borrower shall directly or indirectly, by operation of law or otherwise, merge or consolidate with or into, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person nor form any Subsidiary; provided that, Borrower may acquire all or substantially all of the assets or capital stock of any Person if (i) no Default or Event of Default exists or would occur as a result of such acquisition, and (ii) the total consideration paid by Borrower in connection with any such acquisition (including the assumption of liabilities) does not exceed (x) $15,000,000 in the aggregate in any one Fiscal Year and, (y) $20,000,000 in the aggregate in any period of two successive Fiscal Years with the first such measurement under this clause (y) made at the end of the 2000 Fiscal Year."

     1.17 The Credit Agreement is hereby amended, effective as of the beginning of Borrower's 1999 Fiscal Year, by adding the following proviso at the end of
Section 7.2 thereof:

     "; provided further, however, that, so long as no Default shall have occurred and be continuing, Borrower may make investments in, and/or loans or advances of money to, wholly-owned Subsidiaries of Borrower in an amount not to exceed at any time $7,000,000 in the aggregate of total investments and outstanding loans and advances made during Fiscal Year 1999 and thereafter, plus any amount permitted under Section 7.1 in connection with any acquisition permitted under such Section and effectuated by a Subsidiary of Borrower."

     1.18 The Credit Agreement is hereby amended, effective as of the beginning of Borrower's 1999 Fiscal Year, to restate Section 7.10 thereof in its entirety to read as follows:

          "7.10 CAPITAL EXPENDITURES. Borrower shall not and shall not permit any of its Subsidiaries to make Capital Expenditures (exclusive of Building Expenditures) that, in the aggregate, exceed $8,000,000 in any Fiscal Year (the "Capital Expenditure Limit"); provided, however, that not more than 50% of the Capital Expenditure Limit not expended in one Fiscal Year may be expended in the immediately succeeding Fiscal Year after expending the permitted amount specified above for such succeeding Fiscal Year. Borrower shall not and shall not permit any of its Subsidiaries to make Building Expenditures (as defined below) provided, however, that if no Default or Event of Default exists or would occur as a result thereof Borrower may make Building Expenditures that, taken together with all other Building Expenditures made during the period beginning with the 1999 Fiscal Year, do not exceed $35,000,000 in the aggregate. For purposes of this Section 7.10, the term "Building Expenditures" shall mean Capital Expenditures incurred for the purpose of purchasing real estate or for the purpose of purchasing or constructing buildings or improvements (exclusive of fixtures and equipment therefor) for use by Borrower in the ordinary course of its business."

     1.19 The Credit Agreement is hereby amended, effective as of the beginning of Borrower's 1999 Fiscal Year to restate Section 7.14 thereof in its entirety to read as follows:

          "7.14 RESTRICTED PAYMENTS. Borrower shall not make any Restricted Payments nor shall it permit any Subsidiary to make a Restricted Payment; provided, however, that so long as no Default or Event of Default has occurred (which has not been waived) or would occur as a result of the payment thereof, (i) Borrower may in any Fiscal Year declare and pay dividends on its Stock in an aggregate amount not to exceed 50% of Borrower's Consolidated Net Income for the immediately preceding Fiscal Year, and (ii) Borrower may purchase shares of its common stock beginning with the 1999 Fiscal Year and thereafter, provided that the aggregate consideration paid for such purchases during such period does not exceed $10,000,000."

     1.20 The Credit Agreement is hereby amended by restating paragraph (a) of
Section 10.11 thereof in its entirety to read as follows:

          "(a) If to Lender, at

                         LaSalle National Bank
                         135 South LaSalle Street
                         Chicago, Illinois 60603
                         Attention: Betty T. Latson
                         Telecopier No. (312) 904-6546"

     1.21 The Credit Agreement is hereby amended by deleting Exhibit C thereto and labelling Exhibit C as "Intentionally Omitted".

     1.22 Schedule 4.3 of the Credit Agreement is hereby restated in its entirety to read as provided in Schedule 4.3 attached hereto.

     1.23 Schedules 4.7(a) and 4.7(b) of the Credit Agreement are hereby restated in their entirety to read as provided in Schedules 4.7(a) and 4.7(b) attached hereto.

     1.24 Exhibit E of the Credit Agreement is hereby restated in its entirety, effective as of the beginning of Borrower's 1999 Fiscal Year, to read as provided in Exhibit E attached hereto.

2. CONDITIONS PRECEDENT

     This Amendment shall become effective upon the satisfaction of the following conditions precedent:

     2.1 This Amendment or counterparts thereof shall have been executed by and delivered to, Borrower and Lender; and

     2.2 Lender shall have received each of the following, each in form and substance satisfactory to Lender:

          (a) A replacement Revolving Credit Note in the form of Exhibit A attached hereto;

          (b) A Certificate of the Secretary of Borrower, together with true and correct copies of the Certificate of Incorporation and By-Laws of Borrower, and all amendments thereto, true and correct copies of the resolutions of the Board of Directors of Borrower authorizing or ratifying the execution, delivery and performance of this Amendment, and the names of the officer or officers of Borrower authorized to sign this Amendment, together with a sample of the true signature of each such officer; and

          (c) Good Standing Certificates for Borrower from the Secretaries of State of Delaware and Illinois;

3. MISCELLANEOUS

     3.1 LIMITED NATURE OF AMENDMENTS. The parties hereto acknowledge and agree that the terms and provisions of this Amendment amend, add to and constitute a part of the Credit Agreement. Except as expressly modified and amended by the terms of this Amendment, all of the other terms and conditions of the Credit Agreement and all documents executed in connection therewith or referred to or incorporated therein remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.

     3.2 CONFLICT. If there is an express conflict between the terms of this Amendment and the terms of the Credit Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control.

     3.3 COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

     3.4 REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender as follows: (A) Borrower has all necessary power and authority to execute and deliver this Amendment and perform its obligations hereunder; (B) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms; and (C) all representations and warranties of Borrower contained in the Credit Agreement and all other agreements, instruments and other writings relating thereto are true and complete as of the date hereof.

     3.5 GOVERNING LAW. This Amendment shall be construed in accordance with and governed by and the internal laws of the State of Illinois, without giving effect to choice of law principles.

     IN WITNESS WHEREOF, Borrower and Lender have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                         TELTREND INC.

                                         By: /s/ Douglas P. Hoffmeyer
                                            -----------------------------
                                         Name: Douglas P. Hoffmeyer
                                         Title: Vice President Finance

                                         LASALLE NATIONAL BANK

                                         By: /s/ Betty T. Latson
                                            -----------------------------
                                         Name: Betty T. Latson
                                         Title: Senior Vice President

                                  SCHEDULE 4.3

                                       TO

                                CREDIT AGREEMENT

                                  SUBSIDIARIES


ENTITY                            JURISDICTION OF INCORPORATION

Teltrend 3net, Inc.               Delaware
Teltrend Limited                  England and Wales

                                SCHEDULE 4.7(a)

                                       TO

                                CREDIT AGREEMENT

                               OWNED REAL ESTATE



Property located at the corner of
Kautz Road and Averill Avenue,
Geneva, Illinois 60134

3740 Stern Avenue
St. Charles, Illinois 60174

                                SCHEDULE 4.7(b)

                                       TO

                                CREDIT AGREEMENT

                              LEASED REAL PROPERTY

620 Stetson Avenue
St. Charles, Illinois 60174

1652 Main Street
St. Charles, Illinois 60174

50 California Avenue
Suite 1500
San Francisco, California 94111

                                   EXHIBIT A
                             REVOLVING CREDIT NOTE

$15,000,000                                                   Chicago, Illinois
                                                                  June 30, 1998



     FOR VALUE RECEIVED, the undersigned, TELTREND INC., a Delaware corporation (hereinafter referred to as "Borrower"), hereby PROMISES TO PAY to the order of LASALLE NATIONAL BANK, a national banking association ("Lender"), or its assigns, at 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the holder of this Note may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of FIFTEEN MILLION DOLLARS ($15,000,000), or such lesser principal amount as may be outstanding pursuant to the Credit Agreement (as hereinafter defined) with respect to the Revolving Credit Loan, together with interest on the unpaid principal amount of this Note outstanding from time to time

     This Note is the Revolving Credit Note issued pursuant to Section 2.1 of that certain Credit Agreement dated as of June 14, 1995, as amended, between Borrower and Lender (the "Credit Agreement"), to which reference is hereby made for a statement of all of the terms and conditions under which the loan evidenced hereby is made. All capitalized terms herein. unless otherwise defined, shall have the meanings ascribed to them in the Credit Agreement.

     The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement and, if not sooner paid in full, on July 31, 2001. Interest thereon, less any taxes payable by withholding, shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Credit Agreement.

     If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     Upon and after the occurrence of an Event of Default, this Note shall or may, as provided in the Credit Agreement, and without demand, notice or legal process of any kind, become or be declared immediately due and payable.

     Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

     This Note shall be interpreted, governed by, and construed in accordance with, the laws of the State of Illinois.

     This Note is issued in substitution for, and in replacement of that certain Revolving Credit Note, dated June 14, 1995, and made payable to Lender in the stated principal amount of Fifteen Million Dollars ($15,000,000) (the "Original Note"). The replacement of the Original Note with this Note shall not be construed to deem paid or forgiven the unpaid principal amount of, or unpaid accrued interest on, the Original Note outstanding at the time of replacement.

                                          TELTREND INC.

                                          By
                                            --------------------------------
                                            Name:
                                                 ---------------------------
                                            Title:
                                                  --------------------------

                                   EXHIBIT E

                  COMPLIANCE CERTIFICATE TO ACCOMPANY MONTHLY
                        AND ANNUAL FINANCIAL STATEMENTS

                          Certificate of _____________
                                of Teltrend Inc.
                         For the Period Ended _________

     The undersigned,_________ , hereby certifies to LaSalle National Bank ("Lender") in connection with that certain Credit Agreement dated as of June 14, 1995, as amended ("Credit Agreement") by and between Lender and Teltrend Inc. ("Borrower"), as follows (all capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement):

          (i) that the undersigned is the [_______] of Borrower;

          (ii) that the accompanying [monthly] [annual] financial statements of Borrower dated as of _______,_______ , delivered pursuant to Subsection 5.1 [(a) or (b)] of the Credit Agreement, are true and complete copies of such financial statements, which present fairly in accordance with generally accepted accounting principles the consolidated financial condition and results of operations and the consolidated statement of cash flows of Borrower and its Subsidiaries as of the respective dates and for the respective periods indicated and that, as of the date hereof, there exist no facts or circumstances which would materially adversely affect or vary the information contained therein;

          (iii) that no Default or Event of Default has occurred, except:
     [describe the nature of each Default and/or Event of Default, the period of existence thereof and the action taken or proposed to be taken with respect thereto];

          (iv) that all of the representations and warranties contained in the Credit Agreement are true, correct and accurate in all material respects as of the date hereof as if made on the date hereof;

          (v) that the aggregate amount of Indebtedness of the Borrower and its Subsidiaries in respect of Capital Lease Obligations and purchase money indebtedness was $__________ ;

          the aggregate amount of the aforementioned Indebtedness permitted pursuant to Section 7.3(a)(ii) and 7.9(c) was $3,000,000 and, accordingly, the aforementioned requirement has been satisfied;

          (vi) that Consolidated Net Income was $________________;

          the minimum Consolidated Net Income of Borrower at the end of each Fiscal Quarter required pursuant to clause (a) of Section 6.3 is $1.00 and accordingly, the aforementioned requirement has been satisfied;

          (vii) that the Consolidated Leverage Ratio was ______, as computed on Attachment A hereto;

          the maximum Consolidated Leverage Ratio permitted pursuant to clause
     (c) of Section 6.3 was 1.25:1, and, accordingly, the aforementioned Consolidated Leverage Ratio requirement has been satisfied.

          (viii) that the Consolidated Current Ratio was ______, as computed on Attachment B hereto.

          the minimum Consolidated Current Ratio permitted pursuant to clause
     (d) of Section 6.3 was 2.0:1 and, accordingly, the aforementioned Consolidated Current Ratio requirement has been satisfied;

          (ix) that the aggregate amount of permitted acquisitions made pursuant to Section 7.1 was $_______ during the current Fiscal Year and (with the first such measurement to be made at the end of the 2000 Fiscal
     Year) $_________  during the two immediately preceding Fiscal Years;

          the aggregate amount of the aforementioned permitted acquisitions permitted pursuant to Section 7.1 is $15,000,000 in the aggregate in any one Fiscal Year and, $20,000,000 in the aggregate in any period of two successive Fiscal Years, and, accordingly, the aforementioned requirement has been satisfied with the first such measurement to be made at the end of the 2000 Fiscal Year;

          (x) that the aggregate amount of Restricted Payments consisting of the declaration and payment of dividends on Borrower's stock made pursuant to Section 7.14 was $_______ during the Fiscal Year;

          the maximum aggregate amount of the aforementioned dividend payments on Borrower's Stock permitted pursuant to Section 7.14 is $ _______ which is not to exceed 50% of Borrower's Consolidated Net Income for the immediately preceding Fiscal Year, and, accordingly, the aforementioned requirement has been satisfied;

          (xi) that the aggregate amount of Restricted Payments consisting of the purchase by Borrower of shares of its common stock was $__________ during the portion of the three consecutive Fiscal Years beginning with the 1999 Fiscal Year;

          the maximum aggregate consideration for purchases by Borrower of its common stock during the three consecutive Fiscal Year period beginning with the 1999 Fiscal Year is $10,000,000, and, accordingly, the aforementioned requirement has been satisfied;

          (xii) that the aggregate amount of Capital Expenditures during the current Fiscal Year was $_________ , and the aggregate Building Expenditures to date for the period beginning in the 1999 Fiscal Year was $_______, each as computed on Attachment C hereto;

          the aggregate amount of Capital Expenditures permitted during the current Fiscal Year pursuant to Section 7.10 was $_______ , as computed on Attachment D hereto and, the aggregate Building Expenditures for the period beginning in the 1999 Fiscal Year is $35,000,000, and, accordingly, the aforementioned requirement has been satisfied;

          (xiii) that the aggregate amount of employee loans are $_______ pursuant to Section 7.4;

          the maximum aggregate outstanding principal amount of employee loans at any time is not to exceed $250,000 pursuant to Section 7.4, and, accordingly, the aforementioned requirement has been satisfied.

          (xiv) that the aggregate amount of total investments in and outstanding loans and advances to wholly-owned Subsidiaries of Borrower is $__________ ;

          the maximum aggregate amount of total investments in and outstanding loans and advances to wholly-owned Subsidiaries of Borrower is not to exceed $7,000,000 during Fiscal Year 1999 and thereafter, plus any amount permitted under Section 7.1 of the Credit Agreement in connection with any acquisition permitted under such Section and effectuated by a Subsidiary of Borrower, and, accordingly, the aforementioned requirement has been satisfied.

     IN WITNESS WHEREOF, the Borrower has caused this Certificate to be duly executed and delivered by its duly Authorized Officer this ___ day of_________,____.

                                        _______________________________
                                        [Signature]
                                        _______________________________
                                        [Title]

Date:__________________________

                                  ATTACHMENT A

                          CONSOLIDATED LEVERAGE RATIO

     1. Consolidated Assets (as set forth on
        Borrower's most recent Financial Statement)     $__________

     2. Consolidated Liabilities of Borrower (as set
        forth on Borrower's most recent Financial
        Statement)                                      $__________

     3. Net Worth of Borrower: Item 1 less Item 2       $__________


     4. Intangibles (as defined in the Loan Agreement)  $__________

     5. Loans to Employees and Affiliates               $__________

     6. Tangible Net Worth of Borrower: Item 3 less
        Items 4 and 5                                   $__________

     7. Consolidated Liabilities of Borrower            $__________

     8. Leverage Ratio: Item 7 divided by Item 6
        (expressed as ratio)                             __________


         Maximum Consolidated Leverage Ratio:  1.25 to 1.0

                                  ATTACHMENT B

                           CONSOLIDATED CURRENT RATIO
                                 (IN THOUSANDS)


        1.  Current Assets: All amounts which, in            $__________
            accordance with GAAP, would be included as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries excluding deferred taxes

        2.  Current Liabilities: All amounts which, in
            accordance with GAAP, would be included as       $__________
            current liabilities on a consolidated balance sheet of the Borrower, excluding Revolving
            Credit Advances and Letter of Credit
            Obligations

        3.  Current Ratio: The ratio of Item 1 to Item 2      __________



            Minimum Consolidated Current Ratio: 2.0 to 1.0

                                  ATTACHMENT C

                     MAXIMUM AMOUNT OF CONSOLIDATED CAPITAL
                      EXPENDITURES ALLOWABLE PER COVENANT
                                 (IN THOUSANDS)


        1. Base Amount of Capital Expenditures for Fiscal        $__________
           Year [______](not to exceed Permitted Capital
           Expenditures listed below)

        2. Permitted Capital Expenditure for prior Fiscal
           Year [______]                                         $__________

        3. Actual Capital Expenditure for prior Fiscal Year
           [_______]                                             $__________

        4. Carry-Forward Amount for Fiscal Year _____:
           50% of the positive difference between Line 2         $__________
           and Line 3

        5. Maximum Capital Expenditure:
           Line 1 plus Line 4                                    $__________

           Permitted Capital Expenditures for the
           1999 Fiscal Year and thereafter:              $8,000,000

           Permitted Capital Expenditures for the
           1998 Fiscal Year                              $4,500,000

        6. Aggregate Building Expenditures during the
           period beginning in the 1999 Fiscal Year              $__________

           Permitted Aggregate Building Expenditures:    $35,000,000